January 9, 2017

Destination XL Group, Inc. Announces Holiday Sales Results and Updates Guidance

CANTON, Mass--(Business Wire) -- Destination XL Group, Inc. (NASDAQ:DXLG), the largest omni-channel specialty retailer of big & tall men's apparel, today announced that total sales for the 9-week holiday sales period ending December 31, 2016 decreased to $97.9 million as compared to $98.2 million for the same period of the prior year.  Comparable sales for the same period decreased 1.4%.  Based on the holiday sales results and expectations for the remainder of the fourth quarter, the Company has updated guidance to the low-end of its previously announced full-year range.

David Levin, President and CEO, commented, “The retail apparel environment was challenging over the holiday selling season, but we were pleased with our store results on the east and west coasts. We believe our strategic decision to eliminate a Fall television advertising campaign, while increasing our digital advertising spend, impacted top-line performance across the country, but resulted in a better return on investment in the current environment.”

November/December Fiscal 2016 Highlights

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Total sales for the 9-week period ending December 31, 2016 decreased $0.3 million to $97.9 million compared to the corresponding period of the prior year.  Comparable sales decreased 1.4%, with a 2-year stack increase of 0.7%.

•	For the same 9-week period, comparable sales for DXL retail stores decreased 1.0%, with a 2-year stack increase of 6.8%.

Levin further commented, “We observed a noticeable migration with our ‘gift-giver’ this season to online shopping.  Our Direct business performed well, but was not enough to offset the decline in store sales. We are managing our expenses very well, which we expect will allow us to meet the low-end of our sales, EBITDA and earnings guidance for the year. Our inventory levels are in excellent shape and we believe we are well-positioned as we enter the Spring selling season.”

The Company plans to report its actual fourth-quarter and fiscal 2016 financial results on March 17, 2017, when management also will conduct its quarterly conference call to discuss its results for fiscal 2016, as well as its fiscal 2017 outlook.

Destination XL Group, Inc. will participate in the 2017 ICR Conference to be held at the JW Marriott Orlando Grande Lakes in Orlando, Florida on January 9-11, 2017.  Management is scheduled to present on Tuesday, January 10, 2017 at 9:00 a.m. Eastern Time. The presentation will be hosted by David Levin, President and Chief Executive Officer, and Peter Stratton, Senior Vice President, Chief Financial Officer, and Treasurer.

The presentation will be webcast live and available for replay in the Investor Relations section of the Company’s website at investor.destinationxl.com

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company's investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to its positioning for the Spring 2017 selling season and its projected sales, EBITDA and earnings for fiscal 2016. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 18, 2016, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including the risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

Investor Contact:

ICR, Inc.

Tom Filandro

646-277-1200

Source: Destination XL Group, Inc.